As filed with the Securities and Exchange Commission on December 31, 2014

Registration No. 333-198768

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Walgreens Boots Alliance, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1758322
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

108 Wilmot Road

Deerfield, Illinois 60015

(Address and Zip Code of Principal Executive Offices)

Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan

Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan

Walgreen Co. Executive Stock Option Plan, as assumed by Walgreens Boots Alliance, Inc.

Walgreen Co. Long-Term Performance Incentive Plan, as assumed by Walgreens Boots Alliance, Inc.

Share Walgreens Walgreen Co. Stock Purchase/Option Plan, as assumed by Walgreens Boots Alliance, Inc.

drugstore.com, inc. 2008 Equity Incentive Plan, as assumed by Walgreens Boots Alliance, Inc.

drugstore.com, inc. 1998 Stock Plan, as assumed by Walgreens Boots Alliance, Inc.

(Full title of the plans)

Thomas J. Sabatino, Jr.

Executive Vice President, Global Chief Legal and Administrative Officer and Corporate Secretary

108 Wilmot Road

Deerfield, Illinois 60015

Telephone: (847) 315-2500

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $0.01	14,899,307 shares(2)	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $0.01 per share (“Common Stock”) of Walgreens Boots Alliance, Inc. (the “Registrant”, “Walgreens Boots Alliance” or the “Company”), registered hereunder includes an indeterminable number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding shares of Common Stock.
(2)	Represents shares of Common Stock issuable under outstanding stock options, restricted stock unit awards, performance share awards, deferred stock unit awards, and other rights to acquire Common Stock (collectively, the “Legacy Walgreens Awards”) granted under the: (i) Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan; (ii) Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan; (iii) Walgreen Co. Executive Stock Option Plan, as assumed by Walgreens Boots Alliance, Inc.; (iv) Walgreen Co. Long-Term Performance Incentive Plan, as assumed by Walgreens Boots Alliance, Inc.; (v) Share Walgreens Walgreen Co. Stock Purchase/Option Plan, as assumed by Walgreens Boots Alliance, Inc.; (vi) drugstore.com, inc. 2008 Equity Incentive Plan, as assumed by Walgreens Boots Alliance, Inc.; and (vii) drugstore.com, inc. 1998 Stock Plan, as assumed by Walgreens Boots Alliance, Inc. (collectively, the “Legacy Walgreens Plans”), all of which Legacy Walgreens Awards were assumed by the Registrant in connection with the merger of Ontario Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Registrant, with and into Walgreen Co., an Illinois corporation (“Walgreens”) on December 31, 2014.
(3)	These shares were registered under the Registration Statement on Form S-4 (File No. 333-198768) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on September 16, 2014, as amended by Pre-Effective Amendment No. 1, filed on October 29, 2014, and Pre-Effective Amendment No. 2, filed on November 18, 2014 (the “Form S-4”). All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

EXPLANATORY NOTE

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) relating to shares of Common Stock issuable pursuant to Legacy Walgreens Awards granted under the Legacy Walgreens Plans. Such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

Pursuant to that certain Agreement and Plan of Merger, dated as of October 17, 2014, by and between the Registrant, Walgreens and Merger Sub, a newly formed Illinois corporation and wholly owned subsidiary of the Registrant, on December 31, 2014, Merger Sub merged with and into Walgreens, with Walgreens continuing as a wholly owned subsidiary of the Registrant (the “Reorg Merger”).

At the effective time of the Reorg Merger, each outstanding Legacy Walgreens Award issued pursuant to the Legacy Walgreens Plans converted into a corresponding award with respect to Common Stock. This Registration Statement is being filed for the purpose of registering up to 14,899,307 shares of Common Stock outstanding pursuant to, or issuable upon the exercise or settlement of, converted Legacy Walgreens Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant and its predecessor, Walgreens, are hereby incorporated in this Registration Statement by reference:

1.	Walgreens’ Annual Report on Form 10-K for the fiscal year ended August 31, 2014 filed with the Commission on October 20, 2014, as amended by the amendments thereto on Form 10-K/A filed on November 3, 2014 and November 20, 2014 (the “Annual Report”);

2.	Walgreens’ Current Reports on Form 8-K filed with the Commission on May 15, 2014, September 8, 2014, September 16, 2014, September 26, 2014, November 3, 2014, November 12, 2014, November 18, 2014, November 20, 2014, December 3, 2014, December 10, 2014, December 24, 2014, December 29, 2014 and December 31, 2014, and Walgreens Boots Alliance’s Current Reports on Form 8-K filed with the Commission on December 24, 2014 and December 31, 2014;

3.	Walgreens’ and Walgreens Boots Alliance’s respective Quarterly Reports on Form 10-Q for the quarter ended November 30, 2014, in each case as filed with the Commission on December 30, 2014;

4.	All other reports filed by Walgreens or Walgreens Boots Alliance pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

5.	The description of the Registrant’s common stock contained in the Company’s (as successor to Walgreens) Registration Statement pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Thomas J. Sabatino, Jr., Executive Vice President, Global Chief Legal and Administrative Officer and Corporate Secretary of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. As an employee of the Company, Mr. Sabatino participates in incentive plans of the Company and is eligible to receive awards under such plans. Mr. Sabatino beneficially owns less than 0.1% of the outstanding Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of Title 8 of the General Corporation Law of the State of Delaware (the “DGCL”), empowers a corporation, within certain limitations, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any suit or proceeding to which such person is a party by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal proceedings, such person must have had no reasonable cause to believe that his or her conduct was unlawful.

In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL’s indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys’ fees.

As permitted by the DGCL, the Walgreens Boots Alliance certificate of incorporation includes a provision that eliminates the personal liability of Walgreens Boots Alliance’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Walgreens Boots Alliance or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

As a result of this provision, Walgreens Boots Alliance’s ability or that of Walgreens Boots Alliance’s stockholders to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her duty of care. The Securities and Exchange Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

In addition, the Walgreens Boots Alliance bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer or certain other persons who (because of the fact that he or she is Walgreens Boots Alliance’s director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by Walgreens Boots Alliance’s directors, officers or certain other persons in advance of the final disposition of a proceeding according to applicable law.

Walgreens Boots Alliance also provides insurance from commercial carriers against some liabilities incurred by Walgreens Boots Alliance’s directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated by reference herein.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Deerfield, State of Illinois, on December 31, 2014.

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Timothy R. McLevish
	Name:	Timothy R. McLevish
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy R. McLevish and Thomas J. Sabatino, Jr., and each of them, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 31, 2014.

Signature	Title

/s/ Gregory D. Wasson Gregory D. Wasson	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Timothy R. McLevish Timothy R. McLevish	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ James A. Skinner James A. Skinner	Director

/s/ Janice M. Babiak Janice M. Babiak	Director

/s/ David J. Brailer David J. Brailer	Director

/s/ Steven A. Davis Steven A. Davis	Director

/s/ William C. Foote William C. Foote	Director

/s/ Mark P. Frissora Mark P. Frissora	Director

Signature	Title

/s/ Ginger L. Graham Ginger L. Graham	Director

/s/ Alan G. McNally Alan G. McNally	Director

/s/ Dominic P. Murphy Dominic P. Murphy	Director

/s/ Stefano Pessina Stefano Pessina	Director

/s/ Barry Rosenstein Barry Rosenstein	Director

/s/ Nancy M. Schlichting Nancy M. Schlichting	Director

/s/ Alejandro Silva Alejandro Silva	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Walgreens Boots Alliance, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K on December 31, 2014 and incorporated by reference herein).

4.2	Amended and Restated Bylaws of Walgreens Boots Alliance, Inc. (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K on December 31, 2014 and incorporated by reference herein).

4.3	Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on December 31, 2014 and incorporated by reference herein).

4.4	Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K on December 31, 2014 and incorporated by reference herein).

4.5	Walgreen Co. Long-Term Performance Incentive Plan (filed as Exhibit 10.12 to Walgreen Co.’s Annual Report on Form 10-K, as amended, for the year ended August 31, 2014 and incorporated by reference herein).

4.6	Walgreen Co. Executive Stock Option Plan (as amended and restated effective January 13, 2010) (filed as Exhibit 10.18 to Walgreen Co.’s Annual Report on Form 10-K, as amended, for the year ended August 31, 2014 and incorporated by reference herein).

4.7	Share Walgreens Stock Purchase/Option Plan (effective October 1, 1992), as amended (filed as Exhibit 10.37 to Walgreen Co.’s Annual Report on Form 10-K, as amended, for the year ended August 31, 2014 and incorporated by reference herein).

4.8	Share Walgreens Stock Purchase/Option Plan Amendment No. 4 (effective July 15, 2005), as amended (filed as Exhibit 10.38 to Walgreen Co.’s Annual Report on Form 10-K, as amended, for the year ended August 31, 2014 and incorporated by reference herein).

4.9	Share Walgreens Stock Purchase/Option Plan Amendment No. 5 (effective October 11, 2006) (filed as Exhibit 10.39 to Walgreen Co.’s Annual Report on Form 10-K, as amended, for the year ended August 31, 2014 and incorporated by reference herein).

Exhibit Number	Description

4.10	drugstore.com, inc., 1998 Stock Plan, as amended (filed as Exhibit 10.56 to Walgreen Co.’s Annual Report on Form 10-K, as amended, for the year ended August 31, 2014 and incorporated by reference herein).

4.11	drugstore.com, inc., 2008 Equity Incentive Plan, as amended (filed as Exhibit 10.57 to Walgreen Co.’s Annual Report on Form 10-K, as amended, for the year ended August 31, 2014 and incorporated by reference herein).

5.1	Opinion of Thomas J. Sabatino, Jr., Executive Vice President, Global Chief Legal and Administrative Officer and Corporate Secretary of the Company.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of KPMG LLP.

23.4	Consent of Thomas J. Sabatino, Jr., Executive Vice President, Global Chief Legal and Administrative Officer and Corporate Secretary of the Company (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).